Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

5.75% Senior Notes due 2023

of New Mountain Finance Corporation

(CUSIP No. 647551 209; NASDAQ: NMFCL)*

Redemption Date: March 8, 2021

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the Base Indenture, dated as of August 20, 2018 (the “Base Indenture”), between New Mountain Finance Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association (the “Trustee), and Section 1.01(h) of the Second Supplemental Indenture, dated as of September 25, 2018 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in full, the 5.75% Notes due 2023 (the “Notes”). The Company will redeem $51,750,000 in aggregate principal amount of the Notes, which represents the entire amount outstanding, on March 8, 2021 (the “Redemption Date”). The redemption price for the Notes equals 100% of the $51,750,000 aggregate principal amount of the Notes being redeemed (or $25 in principal amount per Note), plus the accrued and unpaid interest thereon through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes that is payable on the Redemption Date will be approximately $553,796.88 (or approximately $0.27 on each $25 principal amount of the Notes).

On the Redemption Date, the Redemption Payment will become due and payable to the Holders of the Notes. Interest on the $51,750,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to U.S. Bank National Association as Trustee via telephone at 1-800-934-6802. Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail:
U.S. Bank National Association
Corporate Trust Services
111 Fillmore Avenue E.
St. Paul, MN 55107

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

New Mountain Finance Corporation
Dated: February 5, 2021	By: U.S. Bank National Association, as Trustee and Paying Agent